EXHIBIT 99.1

ENGlobal Awarded Reconstruction Project From Huntsman

HOUSTON, Jan. 31, 2013 (GLOBE NEWSWIRE) -- ENGlobal Corporation (NASDAQ: ENG), a leading provider of energy-related engineering and automation services, announced today that it has been awarded a project from Huntsman Performance Products ("Huntsman"), a division of Huntsman Corporation (NYSE: HUN), to provide engineering and project management services at Huntsman's manufacturing plant in Port Neches, Texas.

In April 2012, Huntsman announced its intent to add 250 million pounds per year of EO capacity to its existing one billion pounds annual capacity at the same plant.  ENGlobal expects to perform the engineering, design and project management of the reconstruction of an Ethylene Oxide (EO) Unit.

The Company will begin work on the project immediately with engineering scheduled to be completed in the second quarter of 2013.

Stu Monteith, President of Huntsman Performance Products, said, "The expansion of our ethylene oxide capacity enables Huntsman to leverage the favorable North American ethane cost position, which will benefit our intermediate chemicals and has an attractive projected return on investment.  We are excited to join with ENGlobal to work on this expansion."

"We are pleased to receive this award from Huntsman, who is a long standing and valued client," said William A. Coskey, P.E., ENGlobal's President and Chief Executive Officer. "The award clearly affirms our industry expertise and capability in delivering a safe, quality project in all respects.  We are deeply committed to addressing our clients' unique project needs and production objectives."

About ENGlobal

ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal has approximately 1,500 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

About Huntsman

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2011 revenues of over $11 billion. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of this project award and our receipt of prompt payment for the services we render to our client; (2) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (3) our ability to comply with the terms of the forbearance agreement with respect to the Company's Revolving Credit and Security Agreement, including our ability to develop a plan to restore compliance with the terms of such credit facility; (4) our ability to obtain the cure or waiver of defaults under the Company's Revolving Credit and Security Agreement and our existing letter of credit facility with Export-Import Bank of the United States; (5) our ability to achieve profitability and positive cash flow from operations; (6) our ability to collect accounts receivable and process accounts payable in a timely manner; (7) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the effect of changes in the price of oil; (11) delays related to the award of domestic and international contracts; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (14) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (15) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (16) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (17) achievement of our acquisition and related integration plans; and (18) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com